Exhibit 10.5

FOURTH AMENDMENT
TO AMENDED AND RESTATED AGREEMENT AND CERTIFICATE OF LIMITED PARTNERSHIP
OF
JASPER COUNTY PROPERTIES, LTD.

This Fourth Amendment to Amended and Restated Agreement and Certificate of Limited Partnership (the “Amendment”), dated for reference purposes only May 21, 2012, is entered into by and between Herbert B. Ivison, Jr., an individual (the “General Partner”); Real Estate Associates Limited VII, a California limited partnership (the “Withdrawing Limited Partner”); and H.I. Family, LLC, a Mississippi limited liability company (the “Incoming Limited Partner”) (each of the foregoing is hereinafter sometimes referred to as a “Party” and any two or more, as the context requires, are hereinafter sometimes referred to as the “Parties”), with reference to the following facts:

A.         Jasper County Properties, Ltd. (the “Partnership”), was formed as a limited partnership under the laws of the State of Mississippi and is being governed pursuant to an Amended and Restated Agreement and Certificate of Limited Partnership, dated as of June 29, 1984, as amended by the First Amendment to Amended and Restated Agreement and Certificate of Limited Partnership, dated as of December 8, 1988, a Second Amendment to Amended and Restated Agreement and Certificate of Limited Partnership, dated as of January 4, 1989, and a Third Amendment to Amended and Restated Agreement and Certificate of Limited Partnership, dated as of May 16, 2012 (collectively, the “Partnership Agreement”).

B.         The Parties desire to enter into this Amendment to provide for, among other things (i) the withdrawal of the Withdrawing Limited Partner from the Partnership, (ii) the admission of the Incoming Limited Partner into the Partnership and (iii) other amendments to the Partnership Agreement, as set forth herein.

NOW, THEREFORE, in consideration of the covenants and agreements hereinafter set forth, and for such other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree that the Partnership Agreement is hereby amended as follows:

1.                  Capitalized terms used herein have the same meanings as set forth in the Partnership Agreement, unless specifically defined herein.

2.                  Effective as of the “Effective Date” (as that term is hereinafter defined):

(a)               The Withdrawing Limited Partner withdraws from the Partnership and acknowledges that it has no further interest therein and its entire Interest in the Partnership, including, but not limited to, its right to and/or interests in all Profits and Losses, Cash From Operations, Net Refinancing Cash, Cash from Disposition or Partial Disposition and other Partnership distributions, other Partnership funds and assets, and any reimbursements of expenses, repayments of any loans made by the Withdrawing Limited Partner or any Affiliate to the Partnership (the “LP Interest”), is transferred to the Incoming Limited Partner;

(b)               The Incoming Limited Partner is admitted into the Partnership as the Limited Partner and the entire Interest of the Limited Partner shall be allocated or distributed, as appropriate, to the Incoming Limited Partner, and the Incoming Limited Partner agrees to assume and perform all of the obligations of the Limited Partner under the Partnership Agreement, as hereby amended.

The “Effective Date” is the date the Withdrawing Limited Partner has received the sum of $22,000.00 from the Incoming Limited Partner, which the Withdrawing Limited Partner acknowledges shall be treated as a direct acquisition of its Interest and in full satisfaction of all obligations and liabilities due the Withdrawing Limited Partner in connection with or in any manner arising out of the Partnership, the Project or any other assets owned by the Partnership.

3.                  Notwithstanding the withdrawal of the Withdrawing Limited Partner, each of the other Partners hereby elects to continue the business of the Partnership.

4.                  The address for the Limited Partner in Section 13.2.2 of the Partnership Agreement is deleted in its entirety and replaced with the following:

H.I. Family, LLC

P.O. Box 12980

Jackson, MS 39326

5.                  Notwithstanding the withdrawal of the Withdrawing Limited Partner, the General Partner shall:

(a)               file on behalf of the Partnership for current fiscal year of the Partnership a United States Partnership Return of Income and such other tax returns and other documents from time to time as may be required by the federal government or by any state or any subdivision thereof within the time(s) prescribed by law for such filings;

(b)               deliver to the Withdrawing Limited Partner within forty-five (45) days after the end of the current fiscal year of the Partnership such tax information, including, without limitation, a copy of Schedule K-1, as shall be reasonably necessary for inclusion by the Withdrawing Limited Partner in its federal income tax returns and required state income tax and other tax returns; and

(c)               deliver to the Withdrawing Limited Partner the audited financial statement of the Partnership for the current fiscal year of the Partnership as required pursuant to the terms of Section 11.7 of the Partnership Agreement.

If the General Partner shall fail, for any reason, to prepare and/or deliver to the Withdrawing Limited Partner any of returns or other information required by this paragraph 5, the Withdrawing Limited Partner shall have the right to cause such returns and other information prepared at the sole cost and expense of the General Partner, plus an administrative fee payable to the Withdrawing Limited Partner in an amount equal to fifteen percent (15%) of the actual out-of-pocket costs incurred by the Withdrawing Limited Partner to have such returns and information prepared. In furtherance of the foregoing, the Withdrawing Limited Partner and its duly authorized representatives shall be given complete access to all of the Partnership’s books of account for inspection and copying to the extent necessary for the preparation of such returns and information.

6.                  Without limiting the generality of the provisions of paragraph 5,

(a)               Within five (5) calendar days after the sending or the receipt of any correspondence or communication relating to the Partnership to or from the IRS which could affect the Withdrawing Limited Partner, the General Partner, as “tax matters partner” (as that term is defined in the Code) of the Partnership (the “Tax Matters Partner”) shall promptly forward to the Withdrawing Limited Partner a photocopy of all such correspondence or communication(s).

(b)               The Tax Matters Partner shall not, with respect to any matter which could affect the Withdrawing Limited Partner, take any of the following action without the prior written consent or approval of the Withdrawing Limited Partner:

(i)                  Extend the statute of limitations for assessing or computing any tax liability against the Partnership (or the amount or character of any Partnership tax items);

(ii)                Settle any audit with the IRS concerning the adjustment or readjustment of any partnership item(s) (within the meaning of Section 6231(a)(3) of the Code);

(iii)               File a request for an administrative adjustment with the IRS at any time or file a petition for judicial review with respect to any such request;

(iv)              Initiate or settle any judicial review or action concerning the amount or character of any partnership tax item(s) (within the meaning of Section 6231(a)(3) of the Code); or

(v)                Intervene in any action brought by any other Partner for judicial review of a final adjustment.

(c)               In the event of any Partnership level proceeding instituted by the IRS pursuant to Sections 6221 through 6233 of the Code which could affect the Withdrawing Limited Partner, the Tax Matters Partner shall consult with the Withdrawing Limited Partner regarding the nature and content of all action and defense to be taken by the Partnership in response to such proceeding. The Tax Matters Partner also shall consult with the Withdrawing Limited Partner regarding the nature and content of any proceeding pursuant to Sections 6221 through 6233 of the Code instituted by or on behalf of the Partnership (including the decision to institute proceedings, whether administrative or judicial, and whether in response to a previous IRS proceeding against the Partnership or otherwise).

7.                  As a material inducement to the Incoming Limited Partner entering into this Amendment, the General Partner represents and warrants to the Incoming Limited Partner:

(a)               The Partnership is a limited partnership duly organized, validly existing and in good standing under the laws governing limited partnerships, as adopted in the state of its formation.

(b)               The Partnership has taken all requisite action in order to conduct lawfully its business in the state in which the Project is situated, and is not qualified or licensed to do business and is not required to be so qualified or licensed in any other jurisdiction.

(c)               The Partnership has the full power and authority to carry on its business, including without limitation, to own, lease and operate the Project.

8.                  As a material inducement to the Withdrawing Limited Partner entering into this Amendment, the Incoming Limited Partner hereby represents and warrants to the Withdrawing Limited Partner:

(a)               The Incoming Limited Partner has at all times been and continues to be duly organized, validly existing and in good standing under the laws governing limited liability companies, as adopted in the state of its formation.

(b)               The execution and delivery of this Amendment by the Incoming Limited Partner and the performance of the transactions contemplated herein have been duly authorized by all requisite corporate and partnership proceedings.

(c)               Assuming the due and proper execution and delivery by the Withdrawing Limited Partner, this Amendment is binding upon and enforceable against the Incoming Limited Partner in accordance with its terms.

(d)               The Incoming Limited Partner has obtained all necessary third-party consents to the transactions contemplated by this Amendment, including, but not limited to, any required consent under a Mortgage or Governmental Agreement.

(e)               No proceeding before any federal, state, municipal or other governmental department, commission, board or agency is pending against the Incoming Limited Partner or, to the knowledge of the Incoming Limited Partner, threatened against either the Incoming Limited Partner pursuant to which an unfavorable judgment would restrain, prohibit, invalidate, set aside, rescind, prevent or make unlawful this Amendment or the transactions contemplated hereunder, nor does the Incoming Limited Partner know of any reason to believe any such proceeding will be instituted.

(f)                 The Incoming Limited Partner has incurred no obligation or liability, contingent or otherwise, for brokerage or finders’ fees or agents’ commissions or other similar payment in connection with this Amendment.

(g)               The Incoming Limited Partner is aware of the restrictions on transfer or encumbrance of the LP Interest under the Partnership Agreement, as well as the transfer restrictions imposed by the Securities Act of 1933, as amended, and applicable state securities laws (the “Securities Laws”).  The Incoming Limited Partner is able to bear the economic risk of its investment in the LP Interest, is aware that it must hold the LP Interest for an indefinite period and that the LP Interest has not been registered under the applicable Securities Laws and may not be sold or otherwise transferred unless permitted by the terms of the Partnership Agreement and the LP Interest is registered, or an exemption from the registration requirements is available with respect thereto, under the Securities Laws.  The Incoming Limited Partner is acquiring the LP Interest for its own account and not with a view to resell, transfer or otherwise dispose thereof.

(h)               The Incoming Limited Partner is experienced in financial transactions such as ownership of the Interest and understands the business and operations of the Partnership and its ownership and operation of the Project.  The Incoming Limited Partner has had an opportunity to ask questions about and seek information about the Interest, the Partnership and the Project, and has not relied upon any express or implied representations or warranties from the Withdrawing Limited Partner with regard to the Interest, the Partnership or the Project, except as expressly provided herein.

9.                  As a material inducement to the other Parties entering into this Amendment, the Withdrawing Limited Partner hereby represents and warrants hereby represents and warrants to the Incoming Limited Partner:

(a)               The Withdrawing Limited Partner is validly existing and in good standing under the laws governing limited partnerships, as adopted in the state of its formation.

(b)               The execution and delivery of this Amendment by the Withdrawing Limited Partner and the performance of the transactions contemplated herein have been duly authorized by all requisite corporate and partnership proceedings.

(c)               Assuming the due and proper execution and delivery by the Incoming Limited Partner, this Amendment is binding upon and enforceable against the Withdrawing Limited Partner in accordance with its terms.

10.              The representations and warranties set forth above in paragraphs 7, 8, and 9 are true and correct as of the Effective Date and shall survive the withdrawal of the Withdrawing Limited Partner from and the admission of the Incoming Limited Partner into the Partnership as herein contemplated.

11.              This Amendment may be signed in any number of counterparts, each of which shall be an original for all purposes, but all of which taken together shall constitute only one agreement.

12.              Whenever herein the singular number is used, the same shall include the plural where appropriate, and words of any gender shall include each other gender where appropriate.

13.              The Parties shall execute and deliver such further instruments and do such further acts and things as may be reasonably required to carry out the intent and purposes of this Amendment.

14.              Notwithstanding anything contained herein or in the Partnership Agreement to the contrary, the terms of this Amendment which are for the benefit of the Withdrawing Limited Partner may not be terminated or modified except by a written instrument signed by all of the parties to this Amendment.

Except as set forth above, all of the terms and provisions of the Partnership Amendment remain unmodified and in full force and effect.

[Signatures on following page(s)]

IN WITNESS WHEREOF, this Amendment has been duly executed as of the Effective Date.

GENERAL PARTNER:                                        /s/Herbert B. Ivison, Jr.

HERBERT B. IVISON, JR.

INCOMING LIMITED PARTNER:                         H.I. FAMILY, LLC,

a Mississippi limited liability company

By  /s/Herbert B. Ivison

Name: Herbert B. Ivison

Title: Manager

WITHDRAWING LIMITED PARTNER:                REAL ESTATE ASSOCIATES LIMITED VII,

a California limited partnership

By   National Partnership Investments, LLC,

a California limited liability company,

its general partner

By   Bethesda Holdings I, LLC,

a Delaware limited liability company,

its member

By   AIMCO/Bethesda Holdings, Inc.,

a Delaware corporation,

its member

By  /s/John Bezzant

Name: John Bezzant

Title: Executive Vice President